Exhibit 10.1

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, BECAUSE IT IS BOTH NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. IN ADDITION, CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Execution Version

PURCHASE AGREEMENT

between

New Mountain Net Lease Partners II, L.P.,

a Delaware limited partnership,

as Seller

and

New Mountain Net Lease Trust,

a Maryland statutory trust,

as Buyer

dated as of

October 15, 2026

i

ii

Schedules:

Schedule 1 – Organization of the Company and each Seller SPE Subsidiary

Schedule 2 – Allocation of Purchase Price by Property

Exhibits:

Exhibit A – List of Real Properties, Master Leases and Master Tenants

iii

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) dated as of October 15, 2026 (the “Effective Date”) is entered into by and between New Mountain Net Lease Partners II, L.P., a Delaware limited partnership (“Seller”); and New Mountain Net Lease Trust, a Maryland statutory trust (“Buyer”). Seller, Buyer, and the Seller SPE Subsidiaries (defined below) are collectively referred to herein as the “Parties” and each individually as a “Party”.

RECITALS

A. Seller owns one hundred percent (100%) of the issued and outstanding common stock of New Mountain Net Lease Partners II Corporation, a Maryland corporation (the “Company”);

B. The Company owns one hundred percent (100%) directly or indirectly of the issued and outstanding stock, partnership, membership and ownership interests of each corporation, partnership, limited liability company, and other company set forth on Schedule 1 attached hereto and made a part hereof (such companies being each a “Seller SPE Subsidiary” and collectively, the “Seller SPE Subsidiaries”);

C. Seller through the Seller SPE Subsidiaries holds an interest in one hundred seventy-one (171) real properties located in the United States of America and nine (9) real properties located in Canada, the United Kingdom and elsewhere in Europe, more fully described on Exhibit A attached hereto (individually and collectively, the “Property” or “Properties”), which Properties are leased in their entirety to certain tenants under lease agreements (such tenants being collectively, the “Master Tenants” and such lease agreements being collectively, the “Master Leases”) also as more fully described on Exhibit A attached hereto;

D. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the entirety of Seller’s indirect interests in the Seller SPE Subsidiaries (the “Seller Ownership Interests”) in accordance with and pursuant to the Agreed Structuring Steps (as hereinafter defined), subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which banking institutions located in New York, New York are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended by all subsequent amendments, and all implementing regulations.

“Confidential Information” means any information—whether written, oral, electronic, or visual—disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) relating to the business, operations, assets, or purchase negotiations of the Disclosing Party. This includes, without limitation, this Agreement, financial data, pricing, customer lists, trade secrets, technical processes, and the economic and other details of the Transaction contemplated in this Agreement. “Confidential Information” shall not include: (i) information already known by the Receiving Party; (ii) information independently developed by the Receiving Party; (iii) publicly available information; and (iv) information lawfully obtained from a third party not subject to a confidentiality obligation.

“Contract” means with respect to any Person, a legally binding agreement, undertaking, contract, obligation, understanding or commitment, whether written or oral and together with all amendments, modifications or supplements thereof, (a) to which such Person is a party, (b) under which such Person has any rights, (c) under which such Person has any liability or (d) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including without limitation any agreement, contract, lease, sublease, purchase order, arrangement, commitment, license, franchise, indenture, note, bond, obligation, undertaking or other legally binding arrangement.

“Contribution Agreement” means, collectively, those certain merger, contribution, distribution, exchange and/or other agreement(s), as applicable, entered into by, or for the benefit of and/or on behalf of, the Fund II Investors, Buyer (or certain Affiliates of Buyer), and Seller on or before the Closing Date, pursuant to which Seller and the Fund II Investors agree that in lieu of receiving a cash payment of the Purchase Price to the extent they are entitled to such payment in the Organizational Documents of Seller, such Fund II Investors instead agree to receive common shares of beneficial interest, par value $0.01 per share, of Buyer.

“Deposit” means Twenty-Four Million One Hundred Sixty-Four Thousand Five Hundred Seven and 32/100 Dollars ($24,164,507.32), to be held as earnest money under and pursuant to the terms of this Agreement.

“Diligence Period” means the period starting on the Effective Date and ending on the date that is forty-five (45) calendar days after the Effective Date.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, easement, lease, adverse interest, encroachment or other similar encumbrance.

“Environmental Law” means any Law, and any Governmental Order or binding agreement with any Governmental Authority regulating, relating to or imposing standards of conduct concerning protection of the environment or of human health (as affected by exposure to hazardous substances), including any such Laws, Governmental Orders, or agreements: (a) relating to emissions, discharges, Releases or threatened Releases of hazardous substances, Hazardous Materials, pollutants, contaminants, chemicals, wastes or other substances into the environment or (b) relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of hazardous substances, Hazardous Materials, pollutants, contaminants, chemicals, or wastes. The term “Environmental Law” includes, without limitation, the following (including all amendments thereof, all their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (as it applies to human exposure to hazardous substances).

“Escrow Agent” means First American Title Insurance Company – Washington, DC National Office.

“Existing Title Policies” means those certain policies of title insurance obtained by the Seller SPE Subsidiaries with respect to their ownership of the Properties, as applicable.

“Fund II Investors” means the general partner(s) and limited partners of Seller, including, without limitation, any such general or limited partners that invest in Seller through an intermediary entity or investment vehicle.

“Governmental Authority” means any federal, state, local, multinational government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, administrative body, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: all pollutants, contaminants, hazardous substances, hazardous wastes, toxic wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials as defined in or subject to regulation, control, or remediation under the Environmental Laws. “Hazardous Materials” shall include: (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., as amended; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended; (c) asbestos-containing materials, polychlorinated biphenyls, radioactive materials, or urea-formaldehyde; and (d) spilled or leaked petroleum products, distillates, or fractions.

“Indebtedness” means, with respect to the Company and any Seller SPE Subsidiary, (i) all indebtedness (whether or not contingent) for borrowed money, including all indebtedness evidenced by the Existing Mortgages, (ii) all obligations (contingent or otherwise) for the deferred purchase price of assets, property or services (other than current trade payables incurred in the ordinary course of business), (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property, (v) all obligations under capital leases, (vi) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (vii) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement, (viii) all Taxes, (ix) all direct or indirect guarantee, support or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (viii) above that will survive Closing, and (x) all obligations of the kind referred to in clauses (i) through (ix) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and Contract rights) owned by such entity, whether or not the entity has assumed or become liable for the payment of such obligation, including, in each case, accrued and unpaid interest on any of the foregoing and any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses associated with prepayment or redemption of or tender for any of the foregoing.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Peter E. Kaplan, Jr., Kellie Steele and Tom DeCarlo.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Loan Documents” means any loan agreement, credit agreement, regulatory agreement or other agreements with any lenders, underwriters or Governmental Authorities that have been entered into by the Company or the Seller SPE Subsidiaries in connection with the financing of the Properties, as such agreements may be amended from time to time. Section 3.09(i) of the Disclosure Schedules sets forth all such financing arrangements with respect to the Properties.

“Losses” means any and all claims, actions, suits, demands, losses, damages, liabilities, obligations, judgments, settlements approved by the indemnifying party, awards, penalties, costs or expenses, including, without limitation, reasonable attorneys' and paralegals' fees and expenses.

“Material Adverse Effect” means any event, occurrence, development, fact, condition, change, circumstance or effect, individually or in the aggregate, that has, or would reasonably be expected to have, a materially adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets (including, without limitation, the Property) of the Company and the Seller SPE Subsidiaries, taken as a whole or (b) the ability of the Parties to consummate the Transaction; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, development, fact, condition, change, circumstance or effect, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) the effect of any changes in applicable Laws or accounting rules; or (iii) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise), and any agreements, resolutions or consents of the partners affecting the rights thereunder; (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement and any agreements, resolutions or consents of the members or managers affecting the rights thereunder; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization, in all cases as in effect as of the Closing Date.

“Permitted Encumbrances” means (a) those items set forth on the Existing Title Policies and any other easements or other agreements entered into subsequent to the issuance of the Existing Title Policies in accordance with the terms of the Master Leases; (b) liens for Taxes not yet due and payable or which are being contested in good faith; (c) standard pre-printed provisions contained in the form of title insurance policies; (d) discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts which a survey of the Property would disclose as of the Effective Date, (e) any title exception created pursuant to a Master Lease by a Master Tenant or pursuant to a Master Lease or otherwise that is to be discharged by or is otherwise the responsibility of a tenant, subtenant or occupant of the Property, including, without limitation, any construction or mechanics’ liens arising by or through the Master Tenant affecting any Property, notices of commencement or similar filings filed in connection with tenant improvements, capital expenditures work or landlord work; (f) zoning ordinances applicable to each Property; (g) the Master Leases, leases affecting the Property as of the Effective Date or entered into after the Effective Date in accordance with the terms of this Agreement, and any rights of the tenants or other occupants thereunder as tenants only for each Property; (h) the Existing Mortgages; (i) easements and Laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of any Property currently or hereafter imposed by any

Governmental Authority and (j) any other lien, encumbrance, easement or other exception or matter (i) imposed or caused by, or resulting from the acts or agreements of, Buyer or any of its agents, representatives or employees, (ii) consented to in writing by Buyer prior to or as of the Closing or (iii) created in accordance with the provisions of this Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“REIT Shareholders” means the preferred shareholders of the Company.

“Release” means the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandoning, or disposing (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, investment bankers, counsel, accountants and other agents or advisors of such Person.

“Tax” (and, with correlative meaning, “Taxes” and “taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem (including real property and personal property taxes), transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other similar assessment or charge, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Governmental Authority.

“Tax Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means documented confidential ideas, know-how, concepts, methods and processes, including formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, which derive value, monetary or otherwise, from being maintained in confidence.

“Transaction” means the transactions contemplated by this Agreement.

“Transaction Documents” means each other agreement or instrument executed and delivered or to be executed and delivered by the Parties in connection herewith.

Article II
Purchase and Sale

Section 2.01 Purchase and Sale.

(a) Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase and acquire from Seller, the Seller Ownership Interests free and clear of all Encumbrances in accordance with and pursuant to the Agreed Structuring Steps.

(b) The Parties and their Affiliates shall cooperate to structure the Transaction (including any pre-closing restructuring transactions) in a manner (i) that is tax-efficient to the Parties for U.S. federal income tax purposes and (ii) that ensures (X) the existing investors in Seller who elect to exchange all their indirect interests in the Company for interests in Buyer qualify to treat the Transaction as a tax-free transaction for U.S. federal income tax purposes; (Y) the existing investors in Seller who elect to wholly sell their indirect interests in the Company to Buyer receive in exchange cash as consideration; and (Z) the existing investors in Seller who elect to partially exchange their indirect interests in the Company for interests in Buyer and partially sell their indirect interest in the Company, receive in exchange both interests in Buyer and cash consideration in a partially taxable transaction for U.S. federal income tax purposes. For the avoidance of doubt, the foregoing may include (but is not limited to) causing any transfer of interests in the Company, distributions, contributions, mergers or other similar transactions. The foregoing shall be reflected in structuring steps to be agreed between the Parties prior to the expiration of the Diligence Period or such other period as the Parties may agree, in their sole discretion, in writing (the “Agreed Structuring Steps”; and the documentation required to document such Agreed Structuring Steps, each, a “Structuring Document”, and collectively, the “Structuring Documents”).

Section 2.02 Deposit; Purchase Price.

(a) Deposit.

(i) Buyer will deliver the Deposit to Escrow Agent within five (5) Business Days after the Effective Date. Escrow Agent will place the Deposit in a federally insured account. Buyer will instruct Escrow Agent whether Buyer elects to have such account be interest-bearing and, if Buyer so elects, Buyer will provide a signed W-9. Any interest earned on the Deposit will belong solely to Buyer and will be paid to Buyer regardless of the ultimate disposition of the Deposit, and accordingly all references to the “Deposit” in this Agreement exclude any interest that may be earned thereon; provided, that, Buyer may elect to have such interest applied against the balance of the Purchase Price to be funded by Buyer at Closing.

(ii) The Deposit will be applied as follows: (A) if Buyer terminates this Agreement when Buyer is expressly entitled to do so as provided in this Agreement, the Deposit will be returned to Buyer; (B) if this Agreement is terminated and clause (A) does not apply, the Deposit will be paid to Seller; and (C) if Closing occurs, the amount of the Deposit will be credited to Buyer and applied against the Cash Purchase Price (defined below).

(iii) Seller and Buyer will execute such supplemental escrow instructions as may reasonably be required by Escrow Agent to enable Escrow Agent to comply with the terms of this Agreement. If any conflict exists between this Agreement and the provisions of any supplemental escrow instructions, the terms of this Agreement will control unless a contrary intent is expressly indicated in the supplemental instructions and such supplemental instructions are signed by both Buyer and Seller.

(b) Purchase Price. Purchase Price. As consideration for the sale and transfer of the Seller Ownership Interests from Seller to Buyer, Buyer shall pay a total cash purchase price of Two Billion Four Hundred Sixteen Million Four Hundred Fifty Thousand and Seven Hundred Thirty-Two and 00/100 Dollars ($2,416,450,732.00) (the “Cash Purchase Price”), which shall be payable in cash on the Funding Date (defined below), or as otherwise set forth in any Contribution Agreement executed on or prior to the Closing Date and such Cash Purchase Price shall be reduced on a dollar-for-dollar basis for any Indebtedness assumed by the Buyer as a result of the Indebtedness (including the Existing Mortgages, defined below) held by the Company and Seller SPE Subsidiaries (such Cash Purchase Price together with the assumption of all Indebtedness by Buyer being, the “Purchase Price”). Buyer will deliver the Cash Purchase Price, as adjusted for the Deposit amount applied thereto and adjustments (if any) to be made as set forth on the Settlement Statement, to Escrow Agent not later than 12:00pm ET on January 4, 2027 (the “Funding Date”), and the Cash Purchase Price will be paid to Seller on the Funding Date, again, subject to the terms of any Contribution Agreement, as applicable. The Purchase Price shall be allocated among the Properties as mutually agreed upon by the Parties between the Effective Date and the Closing Date and then set forth on Schedule 2, which shall be attached hereto, including for purposes of determining any recordation or transfer tax applicable to each Property.

Section 2.03 Buyer’s Due Diligence Period.

(a) Prior to the Effective Date, Seller delivered to Buyer, or made available to Buyer by diligence website or other electronic means to which Buyer has been given access, commercially reasonable due diligence materials that Seller has available with respect to Seller, the Company, the Seller SPE Subsidiaries and the Properties, including the Existing Title Policies (the “Seller Deliveries”). Seller will have no obligation to deliver or disclose to Buyer any of Seller’s attorney-client privileged materials, appraisals, internal memoranda, or internal evaluations of each Property, the Company or the Seller SPE Subsidiaries. Except as may be otherwise expressly set forth in this Agreement, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of, or any conclusions drawn in, the information contained in the Seller Deliveries.

(b) During the Diligence Period, Buyer may conduct such due diligence of the Seller Ownership Interests and the Properties, including such non-invasive investigations, studies or tests of the Properties, as Buyer deems necessary to determine whether Buyer desires to complete the acquisition of the Seller Ownership Interests and indirectly the Properties. Buyer, in its sole and absolute discretion and for any reason or no reason whatsoever, may terminate this Agreement by giving written notice of termination to Seller and Escrow Agent (the “Termination Notice”) prior to the expiration of the Diligence Period. If Buyer timely gives a Termination Notice prior to the expiration of the Diligence Period, the Deposit will be returned to Buyer and this Agreement and the rights and obligations of the Parties under this Agreement will terminate, except for any obligations or liabilities that expressly survive any such expiration of, termination of or the Closing of the Transaction under this Agreement (the “Surviving Obligations”). If Buyer fails to deliver a Termination Notice prior to the expiration of the Diligence Period, then (i) Buyer will be deemed to have elected to proceed to Closing with no objections or qualifications other than as set forth in this Agreement, (ii) the Deposit will become nonrefundable to Buyer (other than as expressly set forth in this Agreement) and be payable to Seller upon any termination (other than termination pursuant to Section 6.01) or the Closing of this Agreement but will continue to be held in escrow by Escrow Agent in accordance with the terms of this Agreement, and (iii) this Agreement will continue in effect subject to the other provisions hereof.

(c) During the Diligence Period, subject to the rights of the Master Tenants, Buyer and Buyer’s agents, employees, Affiliates, lenders, prospective and/or existing capital sources, attorneys, accountants, engineers, financial advisors and other independent contractors (each, a “Buyer Related Party”) shall have the right and privilege to enter upon the Properties upon reasonable prior notice (but not less than one (1) Business Day) during normal business hours to survey and inspect the Properties. Any entry by Buyer onto the Properties shall be subject to, and conducted in accordance with, all applicable Laws and so as to avoid any interference with the Master Tenants’ use or occupancy of the Properties. Buyer agrees that it shall carry, or cause its agent to carry, workers’ compensation and general liability insurance in commercially reasonable amounts with respect to any such entry onto the Properties; upon request, Buyer shall provide Seller with proof of such insurance prior to commencing Buyer’s physical inspections of the Properties. Buyer shall keep the Properties free and clear of any mechanic’s or materialmen’s liens arising out of any entry onto or inspection of the Properties by or on behalf of Buyer. Buyer shall indemnify and hold harmless Seller from any and all actual out-of-pocket loss, liability, cost (including, without limitation, reasonable attorneys’ fees), claim, demand, damage, action, cause of action and suit arising out of or in any manner related to the exercise by Buyer of Buyer’s rights of entry hereunder, except for any existing conditions merely discovered by Buyer or a Buyer Related Party unless exacerbated by Buyer’s negligence or willful misconduct (in which case Buyer shall be responsible solely to the extent of such exacerbation); the foregoing obligation of Buyer shall survive the termination of this Agreement.

Section 2.04 Condition of Title of Properties at Closing.

(a) The Parties will coordinate with First American Title Insurance Company – Washington, DC National Office (the “Title Company”) with respect to any record title matters related to the Properties that need to be addressed in connection with this Agreement, and the Title Company will prepare for review and approval by the Parties draft(s) of the Settlement Statement (as defined below).

(b) Seller has no obligation to take or bring any actions or proceedings or incur any expense to cure, remove or otherwise address any objection that Buyer may make with respect to any Permitted Encumbrances.

Section 2.05 Transactions to be Completed at the Closing.

(a) Buyer’s Closing Deliveries. At the Closing, Buyer shall:

(i) deliver to Seller written evidence, reasonably satisfactory to Seller, that Buyer has irrevocably instructed its funding sources to deliver to Escrow Agent the balance of the

Cash Purchase Price on the Funding Date, subject to adjustment of such amount as expressly provided for herein and subject to and in accordance with the terms of any Contribution Agreement and Structuring Documents;

(ii) deliver duly executed copies of all Contribution Agreements to be executed by Buyer, as applicable;

(iii) deliver duly executed copies of all Structuring Documents to be executed by Buyer, or any subsidiary or Affiliate of Buyer (other than the Seller Persons (as defined below)), as applicable;

(iv) deliver a settlement statement duly executed by Buyer in the form agreed by Buyer and Seller in accordance herewith, subject to the credits and prorations set forth in this Agreement (the “Settlement Statement”); and

(v) deliver to Seller an incumbency certificate for Buyer certifying the names and signatures of the officers, members or managers, as applicable of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(b) Seller’s Closing Deliveries. At the Closing, Seller shall or shall cause the applicable party on behalf of Seller to:

(i) deliver duly executed copies of all Contribution Agreements, including obtaining the signatures of the Fund II Investors, as applicable;

(ii) deliver duly executed copies of all Structuring Documents to be executed by Seller, the Company or any subsidiary or direct or indirect owner of interests in Seller or the Company (including any Fund II Investors), and any officers and directors of any of them (collectively, the “Seller Persons”), as applicable;

(iii) deliver evidence of the surrender by the REIT Shareholders of their interests in the Company;

(iv) deliver a duly executed copy of the Settlement Statement;

(v) with respect to the Existing Mortgages and the other Loan Documents, to the extent required under such documents and available on the Closing Date, deliver a copy of the notice delivered to or the consent of each Existing Lender (as defined in Section 5.06) to the Transaction;

(vi) deliver to Buyer a certificate of the Company, certifying that attached thereto are true and complete copies of the Organizational Documents of the Company and the resolutions, if any, adopted by the trustees, members or managers, as applicable, of the Company, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(vii) deliver to Buyer an incumbency certificate for the Company, certifying the names and signatures of the trustees, officers, members or managers, as applicable, of the Company, authorized to sign this Agreement and the other documents to be delivered hereunder;

(viii) deliver a certification from Seller that the Organizational Documents of the Company and the Seller SPE Subsidiaries have not been modified from the form attached to such certification and (i) the certified certificate of incorporation, formation or limited partnership (as applicable) for the Company and each Seller SPE Subsidiary dated within thirty (30) days of Closing; and (ii) a Good Standing Certificate from the State of Maryland for the Company and from the applicable jurisdiction of organization of each Seller SPE Subsidiary, all dated within thirty (30) days of Closing; and

(ix) deliver a certificate, in the form prescribed by Treasury Regulations Section 1.1445-2(b)(2) (FIRPTA), certifying that the Seller is not a foreign person for purposes of such regulations.

(c) Other Documentation. Each Party shall also deliver such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary to transfer the Seller Ownership Interests and, indirectly, the Properties in accordance with the terms hereof and consummate the Transaction, which may include local transfer tax forms, declarations or other affidavits, as applicable.

Section 2.06 All or Nothing Purchase and Sale. This Agreement is a single and indivisible purchase contract for the Seller Ownership Interests and shall include all of the Properties collectively, and shall not be subject to severance or division as to any portion of the Seller Ownership Interests or any separate Property. Accordingly, this Agreement provides Buyer with the right to purchase the entirety of the Seller Ownership Interests and with it either indirectly purchase all, or none, of the Properties held by the Seller SPE Subsidiaries, but does not give Buyer the right to purchase less than all of such Seller Ownership Interests or indirectly the Properties, regardless of the reason and including, without limitation, the presence of any Diligence Period objections that Buyer may have with respect to any one or more of the Properties, or any asserted breach, default or nonperformance by Seller with respect to any one or more of the Properties. If this Agreement is terminated pursuant to any of Buyer’s termination rights contained herein, or for any other reason (whether by Buyer or Seller), then this Agreement shall terminate as to Buyer’s rights to purchase the entirety of the Seller Ownership Interests and indirectly all of the Properties held by any Seller SPE Subsidiaries.

Section 2.07 Closing Costs; Prorations.

(a) Closing Costs. At Closing, customary real estate closing costs, including any applicable transfer taxes or similar taxes, in connection with the Transaction shall be allocated between the Parties on the Settlement Statement. Except as otherwise expressly provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective transaction costs and expenses, including without limitation all expenses of legal counsel, accountants, and other advisors and consultants incurred at any time in connection with pursuing or consummating the transaction contemplated herein. Any other closing costs and charges not specifically designated as the responsibility of either Party in this Agreement will be paid by the Parties with respect to each Property according to the usual and customary allocation/apportionment of such costs by Escrow Agent in the jurisdiction in which such Property is located, or, if no such custom exists or can be agreed upon, the Parties shall split evenly (50/50)

such costs. The attorneys’ fees incurred in the preparation of this Agreement and the other Transaction Documents shall be split evenly (50/50). Buyer and Seller agree that there is little or no personal property of Seller included within the Properties being sold and no portion of the Purchase Price will be allocated or attributable to personal property by the Parties at Closing.

(b) Prorations. Items of income and expense relating to each Property will be adjusted between Seller and Buyer at Closing as provided below. Such prorations will be made as of 12:01 A.M. local time on the first day of the calendar month in which Closing occurs as if Buyer was the owner of each Property for the entire month in which Closing occurs. As a general matter, Seller will be entitled to all income and responsible for all expenses at the Properties for the period prior to Closing, and Buyer will be entitled to all income and responsible for all expenses at the Properties for all periods from and after Closing, which allocation of income and expenses shall be finally agreed by the Parties and set forth on the Settlement Statement prior to Closing.

(i) Base rents paid by Master Tenants to any Seller SPE Subsidiary under each Master Lease for the month of Closing will not be prorated, and Buyer shall receive a credit at Closing for all such base rents paid for the month of Closing. Uncollected base rents that are past due as of the Closing shall not be prorated at Closing, provided such delinquent rent shall be apportioned on the basis of the period for which the same is payable, if and to the extent received by Buyer or any Seller SPE Subsidiary post-Closing: (A) first, to uncollected base rents first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Buyer (or paid to Buyer by the applicable Seller SPE Subsidiary, if received by such Seller SPE Subsidiary); (B) second, to payment of the current uncollected base rents then due for the month in which the Closing Date occurs, which amount shall be delivered to Buyer; and (C) thereafter, to delinquent uncollected base rents which were due and payable as of Closing but not collected by the applicable Seller SPE Subsidiary as of Closing (collectively, “Uncollected Delinquent Base Rent”), which amount shall be delivered to the applicable Seller SPE Subsidiary. Buyer shall bill and use commercially reasonable efforts for six (6) months following the Closing to collect any Uncollected Delinquent Base Rent (if any) but shall not be obligated to engage a collection agency or take legal action to collect any delinquent rent. Each Seller SPE Subsidiary expressly agrees that if such Seller SPE Subsidiary receives any amounts after the Closing Date attributable, in whole or in part, to the month in which the Closing Date occurs or any period thereafter, such Seller SPE Subsidiary shall remit to Buyer that portion of the monies so received by such Seller SPE Subsidiary to which Buyer is entitled pursuant to this Section within five (5) Business Days after receipt thereof.

(ii) All costs and expenses payable by a Master Tenant under a Master Lease, including without limitation real estate or similar taxes, operating costs, utilities, or other property-level expenses will not be prorated or adjusted between the Parties; if any taxes, operating costs, utilities or other property-level expenses are payable by any Seller SPE Subsidiary or collected by such Seller SPE Subsidiary from a Master Tenant for payment, then a customary proration of such amounts shall be made as of the Closing Date, with respect to amounts that have been received by Seller and not retained by a Seller SPE Subsidiary for such payments.

(iii) If Seller holds any cash security deposit pursuant to any Master Lease that has not otherwise been refunded to the Master Tenant or applied pursuant to the Master Lease, Seller will credit the amount so held by Seller to Buyer on the Settlement Statement. If any security deposits are held by a Seller SPE Subsidiary in the form of letters of credit or surety bonds, Seller shall assign its interest thereunder, to the extent assignable, to Buyer at Closing and, if requested by Buyer, shall cooperate reasonably with Buyer (at no third-party cost to Seller) in respect of the reissuance of any such letters of credit or bonds in the name of Buyer.

(iv) If any Master Lease includes any available base rental abatement periods, unadvanced tenant improvement allowance(s), landlord work obligations or similar credits payable to (or benefiting, as applicable) a Master Tenant thereunder that extend beyond Closing, Seller will provide a credit to Buyer at Closing in the amount of such abatement, allowance or credits applicable to the period from and after the Closing. Notwithstanding the foregoing, with respect to any amounts of a tenant improvement allowance or construction allowance advanced by a Seller SPE Subsidiary, as landlord, to a Master Tenant prior to Closing pursuant to any Master Lease, including any amendment to such Master Lease, that increases the base rent payable under such Master Lease from such base rent payable on January 1, 2026 under the applicable Master Lease (such amounts being, an “Advanced TI Allowance(s)”), such Advanced TI Allowance(s) shall be included as a credit to Seller at Closing on a dollar-for-dollar basis (i.e., such amounts shall increase the Purchase Price) in the amount so advanced by such Seller SPE Subsidiary to any such Master Tenant.

(v) Any other revenues, if any, from the Properties shall be adjusted and prorated between Buyer and Seller as of the Closing on a customary basis.

(vi) If applicable and not payable by the Master Tenants under the Master Leases, all owner’s association or similar fees and assessments (other than any such fees or assessments which are payable by Master Tenants directly or indirectly by reimbursement to landlord pursuant to such Master Tenants’ Master Leases, for which no adjustment shall be made) due and payable with respect to the Property with respect to the year in which the Closing occurs shall be adjusted and prorated based on the periods of ownership by Seller and Buyer during such year.

(vii) To the extent that any cash (including any reserves or deposits under any Lease or Master Lease assumed by Buyer and any reserves or deposits held by a third party with respect to the Property, and any reserves held by the Company or a Seller SPE Subsidiary) is acquired by Buyer at Closing, including any cash held by or for the Company or a Seller SPE Subsidiary, Seller shall receive a credit for all such cash on a dollar-for-dollar basis at Closing.

(c) The provisions of this Section will survive the Closing. Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the Parties’ reasonable estimates of such amount, and shall be the subject of a final proration after Closing as soon thereafter as is reasonably practicable after the precise amounts can be ascertained.

Section 2.08 Closing; Closing Conditions.

(a) Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Seller Ownership Interests contemplated hereby (the “Closing”) shall occur at the offices of New Mountain Capital, 1633 Broadway, 48th Floor, New York, NY 10019 on January 1, 2027, or at such other place as the Parties may agree (the day on which the Closing takes place being the “Closing Date”).

(b) The obligation of the Parties to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of the conditions separately stated herein and all of the following conditions, any or all of which may be waived by the Party expressly entitled to the benefit of such condition as set forth herein in such Party’s absolute discretion:

(i) The other Party shall have performed in all material respects its obligations under this Agreement to be performed prior to or at Closing, including delivery of the Transaction Documents as required herein;

(ii) As a condition precedent to Seller’s obligation to consummate the transaction, Buyer shall have irrevocably instructed its funding sources to deliver, and shall be obligated to deliver, to Escrow Agent the balance of the Cash Purchase Price on the Funding Date, subject to adjustment of such amount as expressly provided for herein;

(iii) For the benefit of the Party receiving the representations and warranties, the representations and warranties of each Party shall have been true in all material respects (materiality to be considered with respect to the transactions contemplated hereunder in the aggregate) as of the Effective Date, and shall be true and correct in all material respects (materiality to be considered with respect to the transactions contemplated hereunder in the aggregate) as of the Closing Date; and

(iv) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the transfer of the Seller Ownership Interests.

(c) In the event any of the conditions set forth in subsection (b) above have not been satisfied (or waived in writing by the Party expressly entitled to the benefit of such condition as set forth herein) prior to or on the Closing Date, if such condition remains unsatisfied three (3) Business Days after written notice from the Party entitled to the benefit of such condition as noted above to the Party required to perform such condition, the Party entitled to the benefit of such condition shall have the right (without limiting any right of the Parties to exercise their remedies described herein in the event of a default hereunder) to terminate this Agreement by written notice to the other Party, whereupon (i) Escrow Agent shall immediately deliver the Deposit to the applicable Party in accordance with the terms of this Agreement, and (ii) this Agreement shall terminate and no Party hereto shall have any other or further rights or obligations under this Agreement other than the Surviving Obligations.

(d) Funding Gap Period. Notwithstanding anything to the contrary herein, from and after Closing on the Closing Date: (i) Buyer’s obligation to pay the Cash Purchase Price on the

Funding Date is absolute and unconditional, without any condition, termination right, defense or set-off based on any matter (including any Material Adverse Effect, Casualty or Condemnation); (ii) each Party’s obligation to proceed with and cause the Closing to occur is absolute and unconditional, without any condition, termination right, or defense; and (iii) Buyer bears all risk relating to the Seller Ownership Interests, the Company, the Seller SPE Subsidiaries and the Properties.

Article III
Representations and Warranties of Seller

Except as set forth in the corresponding section of the Disclosure Schedules, Seller represents and warrants to Buyer as follows as of the date hereof and on the Closing Date:

Section 3.01 Organization, Authority and Qualification; Subsidiaries.

(a) Schedule 1 sets forth for the Company and each Seller SPE Subsidiary its name and jurisdiction of organization. Except as set forth on Section 3.01 of the Disclosure Schedules, the Company and each Seller SPE Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified to do business and in good standing in each jurisdiction where it is required to be so qualified, except for such failures to be so qualified as have not had, and are not reasonably likely to have, a Material Adverse Effect, and (iii) has full power and authority to carry on its business as now being conducted.

(b) Seller has made available to Buyer true and complete copies of the Organizational Documents of the Company and each Seller SPE Subsidiary, as modified, supplemented, amended or restated to the date hereof. Such Organizational Documents of the Company and each Seller SPE Subsidiary are in full force and effect, and no violations exist under or with respect to the Organizational Documents.

(c) The Company has no subsidiaries except for the Seller SPE Subsidiaries.

Section 3.02 Enforceability; Authorization. The execution and delivery of, and the performance of their respective obligations under this Agreement by Seller and the Company and the consummation by Seller and the Company of the Transaction have been duly authorized by all requisite action of Seller and by all requisite corporate action of the Company. Each of this Agreement and the other Transaction Documents to which Seller or the Company is a party has been duly executed and delivered by Seller and the Company and constitutes the valid and binding obligation of Seller or the Company, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

Section 3.03 Capitalization.

(a) The Company has two classes of ownership interests consisting of (i) the common stock held by Seller, through which Seller holds the Seller Ownership Interests, and (ii) the preferred shares held by the REIT Shareholders. The Seller Ownership Interests have been duly authorized and are validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and not subject to any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or similar right.

(b) The Seller Ownership Interests were issued in compliance with applicable Laws. The Seller Ownership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party.

(c) Except as set forth in Section 3.03(c) of the Disclosure Schedules, there are no outstanding or authorized securities, options, warrants, calls, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the Seller Ownership Interests or obligating Seller to (i) issue, deliver or sell, or cause to be issued, delivered or sold, the Seller Ownership Interests or any other interest in the Company, or (ii) pay cash in respect of the value of the Seller Ownership Interests. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Seller Ownership Interests.

Section 3.04 No Conflicts; Consents.

(a) The execution, delivery and performance by Seller and, as applicable, the Company of this Agreement, and the consummation of the Transaction, do not and will not: (i) result in a violation or breach of any provision of the Organizational Documents of the Company or any Seller SPE Subsidiary; (ii) result in a violation, breach or infringement of any provision of any Law or Governmental Order applicable to Seller or the Company, or any Seller SPE Subsidiary; or (iii) except as set forth in Section 3.04 of the Disclosure Schedules and to Seller’s Knowledge, require the consent, notice or other action by any Person under, conflict with, result in a violation, breach or infringement of, or an increase in liabilities, constitute a default (whether after the giving of notice, lapse of time or both), or give rise to a right of termination, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or the Seller SPE Subsidiaries are entitled, under any Material Contract or other instrument of which the Company or the Seller SPE Subsidiaries are a party or by which the Company or the Seller SPE Subsidiaries are bound, other than, (x) in the case of clause (i), such consents that have already been obtained and delivered to Buyer and (y) in the case of clauses (ii) and (iii), such violations or conflicts that would not prohibit or materially delay the consummation of the Transaction or have a Material Adverse Effect.

(b) To Seller’s Knowledge, no consent, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the Transaction, except for such consents that have been already obtained and delivered to Buyer and such filings as may be required as set forth in Section 3.04 of the Disclosure Schedules.

Section 3.05 Financial Statements. The complete copies of the following have been made available to Buyer: (i) audited financial statements (including supplementary schedules and notes) of Seller and the Company for the years ended December 31, 2024 and 2025 (the “Financial Statements”) and (ii) the quarterly/monthly financial statements and property management reports for the Seller SPE Subsidiaries prepared in the ordinary course by Seller (the “Monthly Reports”) for each of the months included in calendar years 2024, 2025 and 2026.

Section 3.06 Absence of Undisclosed Liabilities. (a) All material liabilities, obligations or commitments of any nature whatsoever, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise of the Company and each Seller SPE Subsidiary (“Liabilities”), have been disclosed in Section 3.06 of the Disclosure Schedules and (b) Buyer has been provided true and correct copies of the documents evidencing all such Liabilities, including, without limitation, any such Loan Documents and the Existing Mortgages.

Section 3.07 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 3.07 of the Disclosure Schedules, during the term of this Agreement, the Company and each Seller SPE Subsidiary have operated in the ordinary course of business in all material respects and there has not been, with respect to the Company or any Seller SPE Subsidiary, any:

(a) event, occurrence, development, fact, condition, change, circumstance or effect that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents, other than amendments in connection with the consummation of the Transaction;

(c) split, combination or reclassification of any Seller Ownership Interests; or

(d) issuance, sale or other disposition of, or creation of any Encumbrance on, any Seller Ownership Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any such Seller Ownership Interests.

Section 3.08 Material Contracts.

(a) Seller and the Company have (i) listed on Section 3.08 of the Disclosure Schedules all Contracts to which the Company or any Seller SPE Subsidiary is a party or to which the Company, any Seller SPE Subsidiary or any Property is otherwise subject which contain material unperformed obligations on the part of the Company or any Seller SPE Subsidiary and will continue in full force and effect following the Closing (the “Material Contracts”), and (ii) provided Buyer true and complete copies of the Material Contracts.

(b) To Seller’s Knowledge, none of the Company or any Seller SPE Subsidiary, as applicable, is in default under any Material Contract.

Section 3.09 Title; Real Property.

(a) Each Seller SPE Subsidiary has good and valid title to, or a valid leasehold interest in the Properties, in each case free and clear of all Encumbrances except Permitted Encumbrances and any Encumbrance or rights created pursuant to the Organizational Documents or the Loan Documents.

(b) Seller, to the extent within the possession or control of Seller or the Company, has provided Buyer with access to the Existing Title Policies and, to Seller’s Knowledge, such Existing Title Policies are valid, enforceable and in full force and effect.

(c) Copies of the Master Leases and all other leases, subleases or licenses affecting each Property (collectively, “Leases”) and any leasing or real estate commission agreements related thereto have been furnished to or made available to Buyer and the said copies are true, correct and complete in all material respects. To Seller’s Knowledge, there exists no material breach or default under any Master Lease or Lease by any Seller SPE Subsidiary, a Master Tenant or any other tenant thereunder, as applicable, and, to Seller’s Knowledge, no event has occurred that with notice or the passage of time, or both, would constitute a material breach or default under any such Master Lease by any Seller SPE Subsidiary, a Master Tenant or any other tenant thereunder.

(d) Seller, the Company and each Seller SPE Subsidiary (i) have not entered into any unrecorded deeds, mortgages, land contracts, options to purchase, agreements or other instruments adversely affecting title to any Property and (ii) except as set forth on Section 3.09(d) of the Disclosure Schedules, have not granted any rights to purchase, purchase options, rights of first refusal, rights of first offer or any similar agreements to any party for the purchase of all or any portion of any Property.

(e) Neither Seller nor any Seller SPE Subsidiaries have received written notice from any Governmental Authority or any other entity responsible therefor of (i) any pending or contemplated change in any federal, state or local governmental (including zoning) or private restriction applicable to any Property, or (ii) any pending or threatened judicial or administrative action related to any Property.

(f) To Seller’s Knowledge, as of the Effective Date, there are no condemnation, eminent domain, zoning or other land-use regulation proceedings pending or threatened (in writing) related to any Property.

(g) Neither Seller nor any Seller SPE Subsidiaries have received any written notice that any Property is or will be subject to or affected by any moratoria on additional developments or expansions.

(h) To Seller’s Knowledge, no subdivision, plat or parcel map not already obtained is required for any Property to constitute a separate legal lot and each Property is assessed separate from any other parcel of land or property for purposes of real property taxes. To Seller’s Knowledge, there are no tax appeals, tax certiorari proceedings, tax reduction proceedings or tax protests pending with respect to any Property.

(i) Seller and the Company have listed on Section 3.09(i) of the Disclosure Schedules and, to Seller’s Knowledge, provided Buyer with access to true and complete copies of any agreement granting a security interest (other than inchoate liens or security interests arising from the performance or nonperformance under any agreement) in any Property for any loan or other obligation of any Seller SPE Subsidiaries or any other party (the “Existing Mortgages”), under which no default exists and no notices of default or breaches have been received by any Seller SPE

Subsidiaries and the lender thereunder has funded all loan proceeds available pursuant to such Existing Mortgage.

(j) There are no actions, suits, proceedings or governmental investigations pending or, to Seller’s Knowledge, threatened (in writing) against or affecting any Seller SPE Subsidiaries or any Property that could reasonably be expected to result in Losses that would have a Material Adverse Effect.

(k) Prior to the Effective Date, Seller has delivered true, correct and complete copies of the Existing Mortgages and any Loan Documents to Buyer. To Seller’s Knowledge, the Existing Mortgages and the Loan Documents are in full force and effect in accordance with their respective terms and Seller has not received notice of any default or Event of Default (as defined therein) under the Existing Mortgages or the Loan Documents which remains uncured, and copies of all such notices have been delivered to Buyer.

Section 3.10 Intellectual Property. The Company and each Seller SPE Subsidiary do not own, hold, license or otherwise have any rights to use any Intellectual Property. “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, trade names, corporate names, service marks, and all other source indicators including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and copyrighted works, including all applications and registrations related to the foregoing; (iii) Trade Secrets; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) all other intellectual property and related proprietary rights, interests and protections.

Section 3.11 Insurance. To Seller’s Knowledge, Seller and the Company have provided Buyer with access to true and complete copies of all material policies of insurance currently maintained by or, to the extent within the possession and control of Seller or the Company, for the benefit of the Company and each Seller SPE Subsidiary.

Section 3.12 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.12(a) of the Disclosure Schedules, Seller has not received any written notice of any actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened (in writing) (i) against or by the Company affecting any of its properties or assets (or by or against Seller, any Seller SPE Subsidiary or any Affiliate thereof and relating to the Company), which if determined adversely to the Company (or to Seller or any Affiliate thereof) would, individually or in the aggregate, result in a Material Adverse Effect; or (ii) against or by the Company, Seller or any Seller SPE Subsidiary that challenges or may have the effect of preventing, enjoining, delaying or otherwise interfering with the Transaction.

(b) To Seller’s Knowledge, there are no outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting the Company, any Seller SPE Subsidiary or any of their properties or assets.

Section 3.13 Compliance With Laws. To Seller’s Knowledge, the Company and each Seller SPE Subsidiary have conducted and continue to conduct their businesses in compliance with all Laws applicable to it or its business, properties or assets, and, as of the Effective Date, neither the Company nor any Seller SPE Subsidiary has received any written notification from any applicable Governmental Authority that it is not in compliance with any Laws.

Section 3.14 Environmental Matters. To Seller’s Knowledge, except as set forth in Section 3.14 of the Disclosure Schedules, Seller has not received written notice of: (i) violation of applicable Environmental Laws; or (ii) any matter or circumstance that could reasonably be expected to prevent the Company or any Seller SPE Subsidiaries from, or materially increase the cost to the Company or any Seller SPE Subsidiaries of complying in all material respects with applicable Environmental Laws.

Section 3.15 Employee Benefit Matters.

The Company and each Seller SPE Subsidiary do not have, and have not at any time in the past had, any retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, deferred compensation, and material fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect.

Section 3.16 Employment Matters.

The Company and each Seller SPE Subsidiary have no employees and have never had any employees and accordingly are not a party to, or bound by, or negotiating any collective bargaining or other agreement with a labor organization representing any of its employees.

Section 3.17 Taxes.

(a) All material Tax Returns required to be filed by or on behalf of the Company and each Seller SPE Subsidiary have been timely filed (taking into account all applicable extensions to file any such Tax Return).

(b) All material Taxes of the Company and each Seller SPE Subsidiary that have become due and payable (whether or not reflected on any Tax Return) have been paid.

(c) There is no action, suit, Tax Authority proceeding or audit now in progress or, to Seller’s Knowledge, threatened in writing against or with respect to the Company or any Seller SPE Subsidiary.

Section 3.18 Affiliate Transactions. Except as set forth in Section 3.18 of the Disclosure Schedules, there are no existing, and since December 31, 2025 there has been no Contract, transaction, Indebtedness or other arrangement, or any related series thereof, between the Company and/or the Seller SPE Subsidiaries, on the one hand, and Seller or any Affiliate of Seller, on the other (except, as of the Closing Date, certain of the Structuring Documents).

Section 3.19 Certain Business Practices. To Seller’s Knowledge, neither the Company, any Seller SPE Subsidiary nor any director, officer, employee, consultant or agent of the Seller SPE Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment.

Section 3.20 Bankruptcy. None of Seller, the Company or any Seller SPE Subsidiary has (i) made a general assignment for the benefit of its creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets or (v) made an offer of settlement, extension, or composition to its creditors generally.

Section 3.21 Anti-Money Laundering, Anti-Terrorism, and OFAC.

(a) Neither Seller nor, to Seller’s Knowledge, any of the Company or the Seller SPE Subsidiaries, or any officers, directors, employees or agents of Seller or any of them, (1) is the target of any economic sanctions administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United States Department of State, or any other applicable economic sanctions authority; or (2) is acting directly or indirectly on behalf of, or is knowingly providing assistance, support, sponsorship, or services of any kind to, terrorists, terrorist organizations, or narcotics traffickers, including those persons or entities that appear on the Annex to Executive Order 13224, or are included on any Government List. “Government List” shall mean any of (i) the Denied Persons List and the Entity List maintained by the United States Department of Commerce, (ii) the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List maintained by OFAC, and (iii) the Foreign Terrorist Organizations List and Debarred Parties List maintained by the United States Department of State.

(b) Neither Seller, nor, to Seller’s Knowledge, any of the Company or the Seller SPE Subsidiaries, or the officers, directors, employees or agents of Seller or any of them, is in violation of any applicable Laws relating to anti-corruption, anti-bribery, terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

Section 3.22 ERISA. Seller is not a “benefit plan investor” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Section 3.23 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules) and in any of the Transaction Documents, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, or any representation or warranty arising from statute or otherwise in Law.

Section 3.24 “As Is” Transfer. Buyer acknowledges and agrees that upon the Closing, Seller shall transfer and convey to Buyer and Buyer shall accept the Seller Ownership Interests and, indirectly, the Properties, as applicable, “as is, where is, with all faults”, except to the extent expressly provided in any representation or warranty set forth in this Agreement (subject to any express limitations on survival provided herein) or in any Transaction Documents. In furtherance of the foregoing, Buyer acknowledges that, except as specifically stated in this Agreement and the Transaction Documents, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OR COVENANTS WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, RELATING TO, and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Seller as to, ANY PROPERTY OR ANY PORTION THEREOF, OR THE CONDITION OF OR MATERIALS RELATING TO ANY PROPERTY OR ANY OTHER MATTER, INCLUDING, WITHOUT LIMITATION, (i) the environmental or physical condition or state of repair of the Property; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or (v) whether the Property contains asbestos, harmful, hazardous or toxic substances or pertaining to the extent, location or nature of same, AND ALL SUCH REPRESENTATIONS AND WARRANTIES AND COVENANTS ARE HEREBY EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, BUYER IS PURCHASING THE SELLER OWNERSHIP INTERESTS AND THE PROPERTIES “AS IS” AND “WITH ALL FAULTS”.

Except with respect to matters relating to breaches of Seller’s representations and warranties expressly set forth in this Agreement or the Transaction Documents (subject to the limitations contained herein) that are explicitly stated to survive the Closing, Buyer waives its right to recover from, and forever releases and discharges Seller and Seller’s Affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents (collectively, including Seller, the “Seller Releasees”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the Property, the environmental or physical condition thereof, or any Law or regulation applicable thereto including, without limitation, claims under any Environmental Law. Without limiting the foregoing, Buyer, upon Closing, shall be deemed to have waived, relinquished and released the Seller Releasees from any and all Claims, matters arising out of latent or patent defects or physical conditions, environmental conditions, violations of applicable Laws (including, without limitation, any Environmental Laws) and any and all other acts, omissions, events, circumstances or matters affecting the Property. As part of the provisions of this Section 3.24, but not as a limitation thereon, Buyer hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and Buyer hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local Law, rules and regulations. BUYER ACKNOWLEDGES THAT SUCH PROVISIONS ARE DESIGNED TO PROTECT A PARTY FROM WAIVING CLAIMS WHICH IT DOES NOT KNOW EXIST OR MAY EXIST. NONETHELESS, BUYER AGREES THAT, EFFECTIVE AS OF THE CLOSING DATE, BUYER SHALL BE DEEMED TO WAIVE ANY SUCH PROVISION WITH RESPECT TO ANY CLAIMS RELEASED HEREUNDER.

Without limiting the foregoing, Buyer agrees that should any investigation, cleanup, remediation or removal of hazardous substances or other environmental conditions on or about the Property be required after the Closing Date, such investigation, clean-up, removal or remediation shall not be the responsibility of Seller and Buyer hereby waives any and all rights against Seller in respect thereof.

Article IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and on the Closing Date.

Section 4.01 Organization and Authority of Buyer. Buyer is a Maryland statutory trust, duly organized, validly existing and in good standing under the Laws of the State of Maryland. Buyer has all necessary power and authority to enter into the Transaction Documents, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Buyer of the Transaction Documents, the performance by Buyer of its obligations under the Transaction Documents and the consummation by Buyer of the transactions contemplated by the Transaction Documents have been duly authorized by all requisite organizational action on the part of Buyer. The Transaction Documents have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and the Company) constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents.

(a) The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) result in a violation or breach of any provision of the Organizational Documents of Buyer; (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party.

(b) No consent, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the Transaction.

Section 4.03 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No Governmental Order has been issued which is applicable to, or otherwise affects, Buyer and in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement and the transactions contemplated hereby.

Section 4.04 Bankruptcy. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.

Section 4.05 Anti-Money Laundering, Anti-Terrorism, and OFAC.

(a) Neither Buyer nor, to Buyer’s knowledge, any of its subsidiaries, officers, directors, employees or agents, (1) is the target of any economic sanctions administered by OFAC, the United States Department of State, or any other applicable economic sanctions authority; or (2) is acting directly or indirectly on behalf of, or is knowingly providing assistance, support, sponsorship, or services of any kind to, terrorists, terrorist organizations, or narcotics traffickers, including those persons or entities that appear on the Annex to Executive Order 13224, or are included on any Government List.

(b) Neither Buyer, nor, to Buyer’s knowledge, any of its subsidiaries, officers, directors, employees or agents, is in violation of any applicable Laws relating to anti-corruption, anti-bribery, terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

Section 4.06 Investment Intent. Buyer acknowledges that the offer for the sale of the Seller Ownership Interests has not been registered under the Securities Act of 1933, as amended, or under any state or foreign securities Law. Buyer is acquiring the Seller Ownership Interests for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act of 1933, as amended, or any applicable state or foreign securities Law and with no present intention of distributing or reselling any part thereof. Buyer will not so distribute or resell any of the Seller Ownership Interests in violation of any such applicable Law.

Section 4.07 ERISA. Buyer is not, and no portion of the assets used by Buyer to acquire the Property constitutes the assets of, a “benefit plan investor” within the meaning of Section 3(42) of ERISA.

Section 4.08 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), none of Buyer or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, or any representation or warranty arising from statute or otherwise in Law.

Article V
Covenants

Section 5.01 Books and Records.

(a) For a period of five (5) years after the Closing, the Company shall (and Buyer shall cause the Company to):

(i) retain the books and records pertaining to the business of the Company and any Seller SPE Subsidiary relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and the Seller SPE Subsidiaries, as applicable; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access during normal business hours to such books and records.

(b) The Company shall not be obligated to provide any Party with access to any books or records pursuant to this Section 5.01 (i) where such access would violate any applicable Law, or (ii) if the Company reasonably believes that the books and records requested by the applicable Party are subject to confidentiality obligations to third parties or the disclosure of such information would result in the loss of attorney-client privilege or subject them to the risk of liability (it being understood that the Company shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would enable disclosure to the applicable Party to occur without so jeopardizing privilege or contravening any contractual duty or obligation).

Section 5.02 Operation of the Properties and the Company; D&O Policy.

(a) Between the Effective Date and Closing, Seller will continue to operate (or cause each Master Tenant to continue to operate) the Property in substantially the same manner in which Seller has previously operated the Property, and shall maintain (or cause each Master Tenant to maintain) each Property in the ordinary course of the business of Seller, excluding reasonable wear and tear. In addition, Seller shall promptly (and, in any event, prior to Closing) deliver to Buyer copies of all written notices received by Seller concerning any specific Master Lease (including copies of any financial reporting actually delivered to Seller by or on behalf of a Master Tenant that is required by the terms of a Master Lease).

(b) Unless otherwise required pursuant to a Master Lease, Seller will not enter into, amend, terminate or assign, or consent to the termination or assignment of (except to the extent non-discretionary), any Contracts or any Encumbrances which would continue to be binding upon each Property following Closing without Buyer’s prior written consent, provided that Buyer’s consent (i) may not be unreasonably withheld, conditioned or delayed with respect to any such agreement or Encumbrance that is proposed prior to the expiration of the Diligence Period; and (ii) may be granted or withheld in Buyer’s sole but commercially reasonable discretion with respect to any such agreement or Encumbrance that is proposed between the expiration of the Diligence Period and Closing.

(c) If Seller becomes aware that any Property has been damaged or destroyed by fire, theft, vandalism, or other casualty event between the Effective Date and Closing (a “Casualty”), Seller shall provide prompt written notice to Buyer of such Casualty. Notwithstanding any such Casualty, Buyer will remain bound pursuant and subject to the terms of this Agreement, without regard to the occurrence or effects of the Casualty; provided that at Closing Seller will credit Buyer for the actual amount of any insurance proceeds received by Seller prior to Closing in respect of such Casualty and assign to Buyer Seller’s interest in any property insurance and business interruption proceeds that would otherwise be payable to Seller (if any) under the insurance applicable to such Property suffering such Casualty, in each case net of any actual, out-of-pocket costs and expenses reasonably incurred by Seller prior to Closing for the repair of the physical damage caused by such Casualty and subject to the rights of any Master Tenant with respect to any such insurance proceeds. Seller will have no responsibility for any shortfall or insufficiency in such proceeds or any deductible or other unfunded amount applicable thereto except as expressly set forth in the immediately preceding sentence. Except as otherwise set forth herein, Buyer will otherwise receive each Property in its then “as-is, where is” condition as of the time of Closing.

(d) If any condemnation proceedings are instituted, or notice of any condemnation or intent to condemn is given, with respect to all or any portion of the Properties between the Effective Date and Closing (a “Condemnation”), Seller will provide prompt written notice to Buyer of such Condemnation. Notwithstanding any such Condemnation, Buyer will remain bound pursuant to the terms of this Agreement, without regard to the occurrence or effects of the Condemnation; provided that at Closing Seller will credit Buyer for the actual amount of any such Condemnation award/proceeds received by Seller prior to Closing and assign to Buyer Seller’s interest in the award(s) payable to Seller on account of the Condemnation (if any), in each case net of any actual, out-of-pocket costs and expenses reasonably incurred by Seller prior to Closing in connection with the Condemnation and subject to the rights of any Master Tenant with respect to any such Condemnation award/proceeds. Except as otherwise set forth herein, Buyer will receive each Property in its then “as-is, where is” condition as of the time of Closing.

(e) On or prior to the Closing Date, if requested by Seller and at Seller’s sole cost and expense, the Company shall obtain a non-cancelable run-off insurance policy for directors’ and officers’ liability, employment practice liability and fiduciary liability, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date, including in connection with this Agreement and the transactions contemplated hereby, for all persons who were directors, managers or officers of Seller, the Company and the Seller SPE Subsidiaries, as applicable, on or prior to the Closing Date (the “D&O Tail Insurance”). Buyer shall cause the Company, as applicable, to maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder from and after the Closing Date.

Section 5.03 Seller Ownership Interests. Following the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not encumber, pledge, transfer, issue, sell or dispose of any limited liability company interests or shares of capital stock or other securities of any of the Company or the Seller SPE Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire any limited liability company interests or shares of capital stock or other securities of any of the Company or the Seller SPE Subsidiaries, or effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or the Seller SPE Subsidiaries.

Section 5.04 Further Assurances. Following the Closing, each of the Parties hereto shall, and in the case of Seller, shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transaction.

Section 5.05 Reserved.

Section 5.06 Existing Loans of Seller SPE Subsidiaries. To the extent the consent or approval of any lender (each, an “Existing Lender” or the “Existing Lenders”) under the Existing Mortgages or the Loan Documents is required for the Transaction, Seller makes no representation or warranty regarding the ability or likelihood that each Existing Lender will approve the Transaction and Seller shall have no liability to Buyer whatsoever if any Existing Lender fails to approve the Transaction or imposes additional conditions or requirements as a condition to such approval of the Transaction. In connection with any such approval of the Transaction by an Existing Lender, the Parties agree as follows:

(a) Buyer and Seller acknowledge that the Existing Lender will incur certain expenses and may charge certain fees (including, without limitation, a loan assumption fee, a transfer fee, and/or a processing fee) to underwrite and approve the Transaction and Buyer agrees to pay any non-refundable deposits or other non-refundable fees required by the Existing Lender at the time of submission of the application.

(b) Buyer and Seller shall cooperate with any requests or requirements of the Existing Lender with respect to approving the Transaction. In furtherance of the foregoing: (i) Buyer and Seller shall provide each other with copies of all correspondence sent by or on behalf of Buyer or Seller to or received by Buyer or Seller from the Existing Lender, (ii) Buyer and Seller each agree to diligently pursue approval by the Existing Lender(s) and to timely provide the Existing Lender with all requested information (including financial, ownership and other similar information related to applicable know-your-customer and regulatory disclosure requirements), documents, and comments, (iii) Seller will not be obligated to and hereby covenants and agrees that Seller shall not prepay any Existing Mortgage or any other loan evidenced by the Loan Documents in part or in full prior to the Closing of the Transaction (other than debt service due and payable thereunder in the ordinary course, and any remaining payments of principal and interest due at maturity); and (iv) Buyer shall be responsible for all out-of-pocket monetary expenses incurred and payable to the Existing Lenders in connection with obtaining any approvals from the Existing Lenders needed to complete the Transaction, including, without limitation, the fees of the lender’s attorneys, any non-refundable deposits or other non-refundable fees of the lender and any applicable loan assumption, transfer or processing fees. Notwithstanding the foregoing or anything to the contrary contained herein, nothing herein shall prevent Buyer from electing to prepay (in part or in full) any such Existing Mortgage or loan at Closing to the extent permitted under the Loan Documents applicable thereto, and Seller shall cooperate with Buyer to deliver such prepayment notices and other information as may be required pursuant to the applicable Loan Documents with respect to any such prepayment.

(c) The Parties acknowledge and agree that Closing may occur with matters open and yet to be completed with respect to obtaining the approval of the Existing Lenders to the Transaction. Accordingly, the obligations, liabilities and rights of the Parties with respect to this Section 5.06 shall survive the Closing Date.

Article VI
Default; Indemnification

Section 6.01 Default by Seller. If Seller fails to perform any material obligation of Seller under this Agreement to be performed prior to or at Closing, including failure to proceed to Closing when obligated to do so hereunder, and does not cure such failure within five (5) Business Days after receipt of written notice from Buyer asserting such failure (any such failure, if not cured within such period, being a “Seller Default”), then Buyer may elect by giving written notice to Seller and Escrow Agent, as Buyer’s sole and exclusive remedy against Seller, either to (i) terminate this Agreement, in which event the Deposit will be returned to Buyer and none of the Parties will have any further rights or obligations under this Agreement, or (ii) bring a suit for specific performance against Seller to compel Seller to convey the Seller Ownership Interests to Buyer as required under this Agreement; provided that such specific performance cause of action must be initiated within sixty (60) days after such Seller Default. Additionally, notwithstanding all the foregoing, if Buyer elects to terminate this Agreement in connection with any Seller Default pursuant to clause (i) above, Seller shall reimburse Buyer for the actual and reasonable out-of-pocket costs and expenses (including legal fees) incurred by Buyer for legal, title, escrow, survey, broker fees, other due diligence costs and other costs paid or payable to a third party, in connection with the negotiation of this Agreement and any other Transaction Documents, Buyer’s inspection, investigation and review of the Property, the Company and the Seller SPE Subsidiaries, and any financing of Buyer related to the transaction contemplated hereby, up to a maximum aggregate reimbursement amount of Four Million Dollars ($4,000,000.00); provided, however, that if such Seller Default is intentional and willful, then Seller shall reimburse Buyer for all such costs, damages, expenses and liabilities incurred by Buyer without being subject to any cap or limitation. Upon Seller’s payment of such amounts, this Agreement will be deemed terminated, and none of the Parties will have any further rights or obligations under this Agreement.

Section 6.02 Default by Buyer. If Buyer fails to perform any material obligation of Buyer under this Agreement to be performed prior to or at Closing, including failure to proceed to Closing when obligated to do so hereunder, and does not cure such failure within five (5) Business Days after receipt of written notice from Seller asserting such failure (any such failure, if not cured within such period, being a “Buyer Default”), then Seller will be entitled, as Seller’s sole and exclusive remedy against Buyer, to either (i) waive such default and proceed to Closing in accordance with the terms and provisions hereof, or (ii) terminate this Agreement and receive and retain the Deposit as Seller’s agreed and total liquidated damages by giving written notice of termination to Buyer and Escrow Agent. Upon Seller’s receipt and retention of the Deposit, none of the Parties will thereafter have any further rights or obligations under this Agreement except for the Surviving Obligations. The Parties have agreed that Seller’s actual damages in the event of a Buyer Default would be extremely difficult or impracticable to determine. The Parties have therefore agreed that, considering all the facts and circumstances existing as of the Effective Date, the amount of the Deposit is a reasonable estimate of the damages that Seller would incur in the event of a Buyer Default and not a penalty. Each Party specifically confirms the accuracy of the statements made above and the fact that each Party was represented by counsel who explained, at the time this Agreement was made, the consequences of this liquidated damages provision.

Section 6.03 Indemnification; Limitations on Liability.

(a) With respect to any claims brought under this Agreement, whether before or after Closing:

(i) in no event will either Party be liable to the other Party for any lost profits or consequential, indirect, special or punitive damages suffered by a Party as a result of any failure, breach or default, either before or after Closing, by the other Party under this Agreement or any of the Transaction Documents, and each Party expressly waives any right to recover any lost profits or consequential, indirect, special or punitive damages caused to such Party by the other Party.

(ii) Any claim based on or in respect of any liability of any Party under this Agreement shall not be enforced against the assets, properties or funds of any of such Party’s trustees, officers, directors or shareholders, or any employees or agents of such Party.

(b) Except as expressly set forth in Section 6.04, the Parties hereto agree, (x) none of (i) the representations or warranties or (ii) the covenants or agreements which require performance at or prior to the Closing (the “Pre-Closing Covenants”), in each case contained in this Agreement, a Transaction Document or any certificate delivered pursuant hereto, shall survive the Closing, as the Parties agree that (y) the representations and warranties herein are intended solely to facilitate disclosure and determination of whether Buyer intends to proceed with the Transaction, and (z) from and after the Closing, no Person will have any remedy, recourse or entitlement whatsoever, whether at law or in equity, in contract, tort or otherwise, with respect to the representations and warranties contained in this Agreement, the Transaction Documents or any certificate delivered pursuant hereto or any Pre-Closing Covenants, it being agreed that all such remedies, recourse and entitlements are hereby expressly waived and released by Buyer to the fullest extent permitted by Law as of the Closing Date, except for the right to assert a common law claim for fraud or willful misconduct by Seller.

(c) From and after the Closing, subject to the limitations set forth herein, Seller shall indemnify, defend and hold harmless Buyer from and against any and all Losses incurred by Buyer caused by:

(i) Seller’s failure to deliver to Buyer good and valid title to the Seller Ownership Interests as required in this Agreement;

(ii) failure of Seller’s representations and warranties set forth in this Agreement or in any Transaction Document to be true and correct in all material respects; provided, if Buyer or any of its Affiliates (but for the avoidance of doubt, excluding the Seller Persons) had knowledge of any such inaccurate or incorrect representation or warranty prior to Closing and had the right to terminate this Agreement as a result of such inaccurate or incorrect representation or warranty prior to Closing, then no claim will be available to Buyer under this subsection (ii) with respect to such matter; and

(iii) any breach by Seller of, or failure by Seller to perform, any of (A) Seller’s covenants or agreements contained in this Agreement which by their terms contemplated performance after the Closing or (B) any of the Surviving Obligations of Seller.

(d) From and after the Closing, subject to the limitations set forth herein, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Losses incurred by Seller caused by:

(i) failure of Buyer’s representations and warranties set forth in this Agreement or in any Transaction Document to be true and correct in all material respects; provided, if Seller or any of its Affiliates (but for the avoidance of doubt, excluding Buyer) had knowledge of any such inaccurate or incorrect representation or warranty prior to Closing and had the right to terminate this Agreement as a result of such inaccurate or incorrect representation or warranty prior to Closing, then no claim will be available to Seller under this subsection (ii) with respect to such matter; and

(ii) any breach by Buyer of, or failure by Buyer to perform, any of (A) Buyer’s covenants or agreements contained in this Agreement which by their terms contemplated performance after the Closing or (B) any of the Surviving Obligations of Buyer.

(e) With respect to any claim for indemnification brought by either Party after Closing, the amount of indemnification to which a claiming Party shall be entitled shall be determined: (i) by the written agreement between the applicable Parties; or (ii) by a final judgment or decree of any court of competent jurisdiction. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. Once the amount to which a Party shall be entitled hereunder shall be determined, the Party obligated to make such payment shall satisfy such amount within ten (10) Business Days by wire transfer of immediately available funds to an account designated in writing by the claiming Party.

(f) Notwithstanding anything to the contrary set forth in this Agreement or any of the Transaction Documents, with respect to any claim made by Buyer from and after the Closing as permitted by this Agreement (i) Seller will have no liability whatsoever with respect to any claims suffered or incurred by, asserted or assessed against, or imposed upon Buyer under or with respect to this Agreement, the Properties, or any Transaction Documents, except to the extent (and only to the extent) that the aggregate amount of all such claims exceeds $500,000.00 (the “Threshold

Amount”), in which event Seller shall be liable only for the amount of such claims in excess of the Threshold Amount (it being agreed that the Threshold Amount is a deductible and not a tipping basket); and (ii) in no event will the total aggregate liability of Seller for any or all claims under this Agreement, the Properties and the Transaction Documents exceed $20,000,000.00 (the “Maximum Amount”); provided, however, that notwithstanding anything herein to the contrary, the Maximum Amount shall not apply to any fraud or willful misconduct of Seller; and provided, further, that, the limitations of the Threshold Amount and Maximum Amount shall not apply with respect to costs and claims related to the representations set forth in Section 3.17 (Taxes) or the obligations set forth in Section 2.07 (Closing Costs; Prorations) and Section 7.13 (Brokers). The limitations above with respect to claims as it relates to the Threshold Amount and Maximum Amount shall apply mutatis mutandis to any claims brought by Seller against Buyer from and after the Closing.

(g) Each Party hereto acknowledges and agrees that the indemnification provisions set forth herein shall be the sole and exclusive remedy (except for claims for fraud or willful misconduct) of the Parties for monetary damages related to this Agreement or the transactions contemplated hereby from and after the Closing.

Section 6.04 Survival. From and after the Closing, subject to the limitations and other provisions of this Agreement, the right of any Party to make a claim under this Agreement as permitted herein (other than any claim under Section 2.07(a) or Section 7.13, which shall survive the Closing indefinitely) shall survive the Closing until the date that is one (1) year after the Closing Date (the “Applicable Survival Date”), and from and after the Applicable Survival Date, any claim for any breach of any representation or warranty shall be barred and the applicable party making such representation or warranty shall have no liability with respect thereto. All covenants and agreements of the Parties contained herein to be performed by the Parties after the Closing (other than those set forth in Section 2.07(a) and Section 7.13, which shall survive the Closing indefinitely) shall survive the Closing until the earlier of (x) the date on which such covenant or agreement is performed in full, (y) the period explicitly specified herein with respect to such covenant, or (z) except as expressly provided herein including as set forth in Section 5.01, the date that is one (1) year from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the Applicable Survival Date shall not be barred from and after such Applicable Survival Date and such claims shall survive until finally resolved.

Article VII
Miscellaneous

Section 7.01 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when sent if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.01):

If to Seller or Buyer:	c/o New Mountain Net Lease Acquisition Corp. 1633 Broadway, 48th Floor New York, NY 10019 Attn: Kellie Steele Phone: [***] Email: [***]

with a copy under all circumstances to:	Bass, Berry & Sims PLC 1201 Pennsylvania Ave., NW, Suite 300 Washington, DC 20004 Attn: Michael Gibson Phone: [***] Email: [***]

Section 7.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if”; and (e) “in the ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Schedules, Disclosure Schedules and Exhibits attached to, this Agreement; and (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Schedules, Disclosure Schedules, and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.05 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Party as applicable, which consent shall not be unreasonably withheld or delayed, provided that Buyer may assign any of its rights, interests or obligations hereunder, in whole or in part, to one or more of its Affiliates and Buyer may assign any of its rights as collateral security to a lender to Buyer or any of its Affiliates (and, if requested by such lender, Seller agrees to execute and acknowledge, in form and substance reasonably acceptable to Seller, any such assignment). In any event, no assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 7.07 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Under Seal.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York; the foregoing selection of the State of New York as the governing Law of this Agreement includes the application of any statute of limitations to any claim brought under this Agreement by any Party.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN

THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE APPLICABLE STATE LAW COURTS IN THE STATE OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09(c).

(d) Each Party hereto expressly acknowledges and agrees that this Agreement is and constitutes a contract executed “under seal” for all purposes.

Section 7.10 Specific Performance. Subject to the limitations set forth in Section 6.01 and Section 6.02, the Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to injunctive relief or other appropriate forms of specific performance of the terms hereof or equitable relief, in addition to any other remedy to which they are entitled at law or in equity. Each Party expressly waives any requirement that the other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific performance of the provisions of this Agreement.

Section 7.11 Attorneys’ Fees. If any action or proceeding is commenced to construe this Agreement or enforce the rights and duties set forth herein, then the Party prevailing in that action shall be entitled to recover its costs and fees in that action, as well as the costs and fees of enforcing any judgment entered therein. The term “prevailing” shall include, without limitation, a Party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlements, judgment, or the abandonment by the other Party of its claim or defense.

Section 7.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.13 Brokers. The Parties acknowledge the involvement in the Transaction of CBRE, Inc. (“Seller’s Broker”), whose commission if Closing occurs will be the responsibility of Seller pursuant to a separate agreement between Seller’s Broker and Seller. Except for the Seller’s Broker, Buyer and Seller each state and confirm to the other that no broker, finder or comparable Person was utilized in arranging or bringing about the Transaction by the confirming Party and that there are no claims or rights for brokerage fees, commissions, finders’ fees, or comparable fees or compensation due to any other Person by the confirming Party in connection with the transactions contemplated by this Agreement. If any other Person asserts a claim for a commission, fee or other compensation based upon any contact, dealings or communication with Buyer or Seller, then the Party through whom such Person makes its claim will indemnify, defend and hold harmless the other Party for, from and against such claim and any and all costs, damages, liabilities or expenses (including without limitation, reasonable attorneys’ fees and disbursements) incurred by the other Party in connection with such claim. This Section is intended only to set forth the agreements of the Parties and in no event shall any broker (including Seller’s Broker) be deemed to be a third-party beneficiary of, or have any rights under, this Agreement. The provisions of this Section will survive the Closing or any earlier termination of this Agreement.

Section 7.14 Confidentiality. Each Party will be providing Confidential Information to the other Party in connection with their respective evaluation of the Transaction during the term of this Agreement, and Buyer will obtain additional Confidential Information pursuant to Buyer’s due diligence investigations of and regarding the Seller Ownership Interests, each Property and Master Tenants. Each Party agrees to keep the Confidential Information strictly confidential and shall not disclose, permit the disclosure of, release, disseminate or transfer, whether in writing or orally or by any other means, such Confidential Information, in whole or in part, in any manner; provided, however, that either Party may make such limited disclosures, strictly on a “need-to-know” basis, to and among each Party (including, without limitation, such Party’s consultants, brokers, engineers, surveyors) and other Persons assisting the applicable Party with the transactions contemplated hereby or participating in such transactions as may reasonably be required in connection with such Party’s evaluation of and consummation of the transactions contemplated hereby or, after Closing, in connection with the ownership and operation of each Property. Each Party will take all appropriate measures to safeguard the confidentiality and avoid any disclosure of Confidential Information to any unauthorized Person by such Party or any parties that the applicable Party shares the Confidential Information with. No license is granted, directly or indirectly, by either Party to any of the Confidential Information it produces. Notwithstanding the foregoing, each Party may disclose Confidential Information to the extent required to be disclosed pursuant to applicable Law, court order, subpoena or other legal process, but only after such Party has (to the extent legally permitted) notified the other Party of such requirement and has given the non-disclosing Party the reasonable opportunity (at such Party’s sole cost and expense) to appeal or challenge the same, provided that the foregoing notice requirement shall not apply to routine regulatory inspections, examinations and requests that do not target the applicable Party, the Company, the Properties or the transaction contemplated hereby; provided, the foregoing notice requirement will not apply to customary filings that are required to comply with securities Laws applicable to either Party. Upon reasonable notice to the other Party, each Party may issue a customary press release with respect to the transaction following Closing. The confidentiality covenants and obligations set forth in this Section will survive for a period of two (2) years after (i) any termination of this Agreement prior to Closing, as to all Confidential Information, or (ii) the Closing, but only as to Confidential Information relating to Seller and not as to Confidential Information relating solely to the Company, the Properties, the Master Leases, or Master Tenants.

Section 7.15 Time. Time is of the essence in the performance of each of the Parties’ respective obligations under this Agreement; provided, however, that if a deadline or date for performance, or for the giving or receipt of a notice, falls on a day that is not a Business Day, such deadline or date shall be deemed extended to the next Business Day (other than the Closing Date set forth in Section 2.08(a) and the Funding Date set forth in Section 2.02(b), each of which shall occur on the date specified therein).

Section 7.16 Merger of Obligations. Obligations that are expressly provided in this Agreement to survive or be performed after the Closing will not merge with the transfer of Seller Ownership Interests but will remain in effect until fulfilled.

Section 7.17 No Recording. Neither this Agreement nor any memorandum or short form thereof may be recorded by either Party.

Section 7.18 Consent Standards. Unless expressly provided otherwise in this Agreement, any consent, determination, election or approval required to be obtained, or permitted to be given, by or on behalf of either Party under this Agreement will be given, withheld or made (as the case may be) by such Party in the exercise of such Party’s commercially reasonable discretion and within a commercially reasonable period of time.

Section 7.19 Exclusivity. In order to pursue the Transaction, Buyer has expended and will expend substantial time, effort and resources to conduct market and legal due diligence with respect to the Seller Ownership Interests and the Properties. In consideration of such effort, Seller agrees that unless and until this Agreement terminates or Closing occurs, Seller shall negotiate exclusively with Buyer with respect to the sale of the Seller Ownership Interests and, indirectly, the Properties, and Seller shall not (and shall cause its Affiliates, as well as the principals, officers, directors, employees, and agents of, and any other Person acting on behalf of, any of the foregoing, not to) enter into any agreement with any other Person with respect to, or solicit proposals for or concerning any other transactions that would prohibit or adversely affect the Transaction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

New Mountain Net Lease Partners II, L.P.,

a Delaware limited partnership

By: New Mountain Net Lease GP II, L.L.C.,

its General Partner

By: /s/ Adam B. Weinstein

Name: Adam B. Weinstein

Title: Authorized Signatory

Acknowledged and Agreed to:

COMPANY, including on behalf of the Seller SPE Subsidiaries:

New Mountain Net Lease Partners II Corporation,

a Maryland corporation

By: /s/ Kellie Steele

Name: Kellie Steele

Title: Secretary

BUYER:

New Mountain Net Lease Trust,

a Maryland statutory trust

By: /s/ Peter E. Kaplan, Jr.

Name: Peter E. Kaplan, Jr.

Title: President and Chief Executive Officer